For Immediate Release

First Interstate BancSystem, Inc. Hires Kade Peterson to Serve as Chief Information Officer

April 27, 2018, BILLINGS, MT - First Interstate BancSystem, Inc. is pleased to announce that, effective May 21, 2018, Kade Peterson will serve as its new Chief Information Officer and Executive Vice President.

Mr. Peterson joins First Interstate with more than 25 years of operational experience in the financial services industry. Most recently, he served as Senior Vice President and Chief Information Officer of MidSouth Bank in Lafayette, Louisiana. In that role, he oversaw a full scope of information technology, cyber-security, and operational programs and was responsible for developing-and maturing-strategy, processes, technology, and staff to meet company goals.

Prior to his tenure at MidSouth Bank, Mr. Peterson served as Executive Vice President and Chief Operations Officer for USAmeriBank in Tampa, Florida and Executive Vice President of Operations and Technology of Sterling Bank of Spokane, Washington.

“Kade has a proven track record of successfully leading teams, building strong relationships, and developing innovative banking solutions,” said Kevin Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “His talent, leadership, and enthusiasm will be an incredible asset to First Interstate Bank and its clients.”

A graduate of Weber State University, Mr. Peterson earned his Bachelor of Science degree in Finance with a focus on operations management, accounting, capital budgeting, risk management, and investment analysis.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Contact:	Margie Morse	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5053 investor.relations@fib.com	www.FIBK.com

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